EXHIBIT 99

UNANIMOUS WRITTEN CONSENT TO ACTION WITHOUT A MEETING OF

THE BOARD OF DIRECTORS

OF

HOMELANDS SECURITY INC.

(a Nevada Corporation)

The undersigned, constituting all of the members of the Board of Directors (the “Board”) of Homelands Security Inc., a Nevada Corporation, (the “Corporation”), this 2nd day of February, 2004, hereby adopt the following resolution by written consent effective immediately:

WHEREAS, the Company’s President Phil Moriarity has confirmed that due to recent changes, and pending changes outlined by the Province of British Columbia Canada, with respect to licensing and monitoring of security companies, there may be potential conflicts between the Regulatory regimes in the State of Nevada and British Columbia Canada.

WHEREAS, the Majority Shareholders agree that it is in the best interest of the Company to terminate its relationship with Interglobe Investigation Services Inc. and Dolphin Investigations Ltd and pursue different business opportunities.

WHEREAS, the Majority Shareholders agree to cancel the share purchase agreements with Interglobe Investigations Investigation Services Inc. and Dolphin Investigations Ltd

WHEREAS, the Corporation accepts Don Silcox’s resignation as a director and the VP Canadian Operations.

WHEREAS, the Corporation accepts Phillip Moriarity’s resignation as a director and as the President.

WHEREAS, the Majority Shareholders appoint Martin Tutschek as the President of the Corporation

WHEREAS, the Corporation grants sole and exclusive use and ownership of the name HOMELANDS SECURITY INC. to Philip Moriarity.

NOW THEREFORE BE IT RESOLVED, that the undersigned Majority Shareholders hereby herewith cancel the share purchase agreements with Interglobe Investigations Services Ltd and Dolphin Investigations Ltd and ratify the validity of all shares of its common stock issued as of the date of this Resolution.

NOW THEREFORE BE IT RESOLVED, that the undersigned Majority Shareholders hereby accept the resignations of Phillip Moriarity and Don Silcox and appoints Martin Tutschek as the President of the Corporation.

FURTHER RESOLVED, that the appropriate officers of the Corporation are hereby authorized, empowered and directed, in the name and on behalf of the Corporation, to execute and deliver all such documents, schedules, instruments and certificates, to make such payments or perform all such acts and things, and to execute and deliver all such other documents as may be necessary from time to time in order to carry out the intent and purpose of this resolution, that all of the acts and doings of any such officers that are consistent with the purpose of this resolution are hereby authorized, approved, ratified and confirmed in all respects.

FURTHER RESOLVED, that these resolutions may be signed by the directors in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and, notwithstanding the date of execution, shall be deemed to be dated the effective date set forth above.

Dated February 2 , 2004	/s/ Philip Moriarity
Philip Moriarity,
Resigning

Dated February 2 , 2004	/s/ Don Silcox
Don Silcox,
Resigning

Dated February 2 , 2004	/s/ Martin Tutschek
Martin Tutschek

                Accepting Appointment